Exhibit 4.14

CERTIFICATE OF FORMATION

OF

AXIS SPECIALTY FINANCE LLC

1. The name of the limited liability company is AXIS Specialty Finance LLC (the “Company”).

2. The address of the Company’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, County of New Castle, Wilmington, Delaware 19808. The name of the Company’s registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 12th day of March, 2010.

/s/ Denise King
Denise King, Authorized Person